Exhibit 99.2

FOR IMMEDIATE RELEASE/April 15, 2008

Una S. Ryan, Ph.D.	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Daniel Budwick
AVANT Immunotherapeutics, Inc.	AVANT Immunotherapeutics, Inc.	BMC Communications Group
(781) 433-0771	(781) 433-0771	(212) 477-9007
	info@avantimmune.com	dbudwick@bmccommunications.com

Significant Tumor-Specific Immune Response
Observed in AVANT’s Phase 2 Trial Evaluating
CDX-110 with Temozolomide for Treatment of
Glioblastoma Multiforme

- New Data Subject of Late-Breaking Presentation at American Association
for Cancer Research Meeting -

NEEDHAM, MA (April 15, 2008): Celldex Therapeutics (a wholly-owned subsidiary of AVANT Immunotherapeutics, Nasdaq: AVAN) announced today that new data from the Phase 2 ACT II study in glioblastoma multiforme (GBM) suggest that temozolomide, the standard chemotherapy agent for this disease, may potentiate the effect of AVANT’s vaccine candidate CDX-110. These data were presented in a late-breaking presentation at the annual meeting of the American Association for Cancer Research (AACR) in San Diego, California.

All patients vaccinated with CDX-110 in the Phase 2a ACT II extension study showed a tumor-specific immune response, a significant improvement over previous vaccines and over CDX-110 alone. Patients vaccinated in conjunction with the daily temozolomide (TMZ) dose had a statistically significant increase in anti-EGFRvIII antibody titers (P=0.028) compared to patients that received the standard 200 mg/m2 dose of TMZ. In addition, the Delayed Type Hypersensitivity response (DTH) following vaccination was also greater in the patients receiving the continuous 21 day TMZ dose (P=0.05). Early Time to Progression (TTP) and Overall Survival (OS) data also look very promising. Contrary to conventional scientific expectation, these data suggest that chemotherapy enhances the induction of a vaccine specific immune response, and that daily chemotherapy may further enhance the vaccine’s effect.

“These fascinating results may represent a new paradigm in tumor vaccine therapy,” said John Sampson, M.D., a Neurosurgeon at Duke University and the lead investigator of the study. “If we can combine the tumor killing effect of chemotherapy with an enhanced effect from tumor specific immunotherapy, we may be entering a new era for GBM treatment.” Tom Davis, AVANT’s Chief Medical Officer, added, “We are very pleased to see ongoing data confirm our belief that CDX-110 plus TMZ may improve the prognosis for patients with GBM and expect to present survival data from this study at ASCO in June. We also eagerly await the data from AVANT’s currently enrolling randomized Phase 2b/3 study, ACT III, which is designed to confirm the Phase 2a results.”

The Study

Dr. John Sampson and colleagues have previously generated data in the Phase 2a ACTIVATE study suggesting that the CDX-110 vaccine given alone in the adjuvant setting could lead to a doubling of survival in patients with newly diagnosed, resected GBM that expresses EGFRvIII, a proprietary tumor specific variant of the EGFR protein. Traditional scientific thought would suggest that chemotherapy, particularly if given daily, would undermine the effect of a vaccine. Based upon preclinical data suggesting that temozolomide (TMZ), a standard treatment for GBM, might actually improve the effect of CDX-110, Dr. Sampson enrolled 21 patients in the ACT II study. Patients received CDX-110 along with adjuvant temozolomide on either a monthly or daily regimen, and were followed for immune responses, Time to Progression (TTP) and Overall Survival (OS).

About the CDX-110 Vaccine

CDX-110 is an investigational immunotherapy that targets the tumor specific molecule EGFRvIII, a functional variant of the epidermal growth factor receptor (EGFR), which is a protein that has been well validated as a target for cancer therapy. This particular variant, EGFRvIII, was discovered in a collaborative effort between Dr. Bert Vogelstein and Dr Albert Wong at Johns Hopkins University and Dr. Darell Bigner at Duke University. Unlike EGFR, EGFRvIII is not present in normal tissues, suggesting this target will enable the development of a tumor-specific therapy for cancer patients. Furthermore, EGFRvIII is a transforming oncogene that can directly contribute to cancer cell growth. While originally discovered in Glioblastoma Multiforme (GBM), the most common and aggressive form of brain cancer, the expression of EGFRvIII has also been observed in various other cancers such as breast, ovarian, metastatic prostate, colorectal, and head & neck malignancies. AVANT has exclusive worldwide rights to EGFRvIII vaccines and is pursuing the development of CDX-110 for GBM therapy, as well as in other cancers through additional clinical studies.

About AVANT Immunotherapeutics, Inc.

AVANT Immunotherapeutics, Inc. is a NASDAQ-listed company discovering and developing innovative vaccines and targeted immunotherapeutics for the treatment of cancer, infectious and inflammatory diseases. AVANT and Celldex Therapeutics, Inc. combined in the first quarter of 2008. AVANT focuses on the use of tumor-specific targets and human monoclonal antibodies (mAbs) to precisely deliver therapeutic agents through its novel “targeted immunization” approach. In addition, AVANT is also exploiting its access to proprietary human antibody technology for development of therapeutics monoclonal antibodies (mAbs). AVANT’s deep product pipeline consists of products in varying stages of development, with its lead candidate, CDX-110, currently undergoing evaluation in a Phase 2b/3 clinical trial in newly diagnosed glioblastoma multiforme, one of the most aggressive forms of brain cancer. AVANT also has several product candidates in its development pipeline including:

•                  CDX-1307, a product based on its proprietary APC Targeting Technology™, which is in two Phase 1 clinical trials for patients with advanced pancreatic, bladder, breast and colon cancer;

•                  TP10, a complement inhibitor, in development for transplantation and other indications; and

•                  Three candidates based on its oral, rapidly-protecting, single-dose and temperature-stable vaccine technology, including combination vaccines for travelers, the military and global health needs.

AVANT has three commercialized products, including Rotarix® (partnered with GSK) for the prevention of rotavirus infection and two human food safety vaccines for reducing salmonella infection in chickens and eggs. Additional information on AVANT Immunotherapeutics, Inc. can be obtained through its website at www.avantimmune.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect AVANT’s current views with respect to future events and financial performance.  There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by AVANT.  These factors include, but are not limited to: (1) the successful integration of the business post-merger, multiple technologies and programs; (2) the ability to adopt AVANT’s APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; (3) the ability to adapt AVANT’s vectoring systems to develop new, safe and effective orally administered vaccines against disease causing agents; (4) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies, and commercialization of CDX-110, CDX-1307, CholeraGarde® (Peru-15), Ty800, ETEC E. coli vaccine, and other products and AVANT’s expectations regarding market growth; (5) the cost, timing, scope and results of ongoing safety and efficacy trials of CDX-110, CDX-1307, CholeraGarde® (Peru-15), Ty800, ETEC E. coli vaccine and other preclinical and clinical testing; (6) the ability to negotiate strategic partnerships or other disposition transactions for AVANT’s cardiovascular programs, including TP10 and CETi; (7) the ability of AVANT to manage multiple clinical trials for a variety of product candidates; (8) the volume and profitability of product sales of Megan®Vac 1, Megan®Egg and other future products; (9) the process of obtaining regulatory approval for the sale of Rotarix® in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix® by our partner, GlaxoSmithKline or Glaxo; (10) Glaxo’s strategy and business plans to launch and supply Rotarix® worldwide, including in the U.S. and other major markets and its payment of royalties to AVANT; (11) AVANT’s expectations regarding its technological capabilities and expanding its focus to broader markets for vaccines; (12) changes in existing and potential relationships with corporate collaborators; (13) the availability, cost, delivery and quality of clinical and commercial grade materials produced at AVANT’s own manufacturing facility or supplied by contract manufacturers and partners; (14) the timing, cost and uncertainty of obtaining regulatory approvals; (15) AVANT’s ability to develop and commercialize products before competitors that are superior to the alternatives developed by such competitors; (16) AVANT’s ability to retain certain members of management;(17) AVANT’s expectations regarding research and development expenses and general and administrative expenses; (18) AVANT’s expectations regarding cash balances, capital requirements, anticipated royalty payments (including those from Paul Royalty Fund), revenues and expenses, including infrastructure expenses; (19) the ability to obtain substantial additional funding; (20)AVANT’s belief regarding the validity of our patents and potential litigation; and (21) certain other factors that might cause AVANT’s actual results to differ materially from those in the forward-looking statements including those set forth under the headings “Business,” “Risk Factors” and Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of AVANT’s Annual Report on Form 10-K, its current Reports on Form 8-K, as well as those described in AVANT’s other press releases and filings with the Securities and Exchange Commission, from time to time.  You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences.  These forward-looking statements were based on information, plans and estimates at the date of this press release, and AVANT does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.